Exhibit 99.1

NEWS RELEASE

Callidus Software Adopts Stockholder Rights Plan

San Jose, CA – September 1, 2004 – Callidus Software, Inc. (Nasdaq: CALD) announced today that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board’s ability to protect stockholders against, among other things, unsolicited attempts to acquire control of Callidus that do not offer an adequate price to all stockholders or are otherwise not in the best interests of Callidus and its stockholders.

Michael Braun, Chairman of the Board, said: “The adoption of the rights plan is intended to ensure all Callidus stockholders realize the long-term value of their investment in Callidus. The rights plan will help us ensure that any proposed transaction with Callidus is in the best interests of all Callidus stockholders. The plan does not prevent a takeover of Callidus nor was it adopted in response to any specific effort to acquire control of the Company.”

Under the Plan each common stockholder at the close of business on September 10, 2004 will receive a dividend of one right for each share of common stock held. Each right entitles the holder to purchase from Callidus one one-thousandth of a share of a new series of participating preferred stock at an initial purchase price of $23.00. The rights will become exercisable and will detach from the common stock a specified period of time after any person has become the beneficial owner of 15% or more of Callidus’ common stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the common stock.

If any person becomes the beneficial owner of 15% or more of Callidus’ common stock, each right will entitle the holder, other than the acquiring person, to purchase a number of shares of Callidus’ common stock having a market value equal to two times the purchase price of the right. In addition, if, following an acquisition of 15% or more of Callidus’ common stock, Callidus is involved in certain mergers or other business combinations, each right will entitle the holder to purchase a number of shares of common stock of the other party to such transaction equal to two times the purchase price of the right.

Callidus may exchange all or part of the rights for shares of common stock at an exchange ratio of one share of common stock per right any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of the Company’s common stock,

Callidus may redeem the rights at a price of $0.001 per right at any time prior to a specified period of time after a person has become the beneficial owner of 15% or more of its common stock. The rights will expire on September 2, 2014, unless earlier exchanged or redeemed.

About Callidus Software
Founded in 1996, Callidus Software (www.CallidusSoftware.com) is the industry’s leading enterprise incentive management (EIM) provider to global companies across multiple industries. Callidus' EIM systems allow enterprises to develop and manage incentive compensation linked to the achievement of strategic business objectives. Through its TrueComp®Grid architecture, Callidus delivers the industry’s only EIM solution that combines the power and scalability of grid computing with the flexibility of rules-based interface. Customers/Partners include AOL Time Warner Corporation, AT&T Wireless, BMC Software, CUNA Mutual, DIRECTV, Dun & Bradstreet, IBM, JP Morgan Chase & Co., Pennzoil-Quaker State Company, SBC Communications and Sun Microsystems. Callidus is publicly traded on the NASDAQ under the symbol CALD.

Note on Forward-Looking Statements
The forward looking statements included in this press release with respect to the long-term value of an investment in Callidus reflect management’s best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing of software license orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, increased competition or new entrants in the marketplace, litigation and other risks detailed in the company’s SEC reports, including its From 10-K and Forms 10-Q, copies of which may be obtained by contacting Callidus Software’s Investor Relations department at 408-808-6577, or the Investor Relations section of Callidus Software’s website (www.callidussoftware.com). We assume no obligation to update the information contained in this release.

© 2004 by Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, Everyone Profits, TrueChannel, TrueComp, TrueComp Grid, TrueInformation, TruePerformance, TrueReferral, and TrueResolution are trademarks of Callidus Software Inc. All other trademarks are the property of their respective owners.

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Investor Relations Contact:	Press Contact:
Jon Pexton	Jane Le Fevre
(408) 808-6577	(408) 808-6511
ir@callidussoftware.com	pr@callidussoftware.com